UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.

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On February 11, 2013, ModusLink Global Solutions, Inc. issued the following news release:

MODUSLINK ANNOUNCES $30 MILLION INVESTMENT AGREEMENT WITH STEEL PARTNERS HOLDINGS L.P.

Steel Holdings agrees to acquire 7.5 million ModusLink shares at $4 per share, representing 45% premium

Company announces settlement with Handy & Harman Ltd. in relation to upcoming annual meeting of stockholders

WALTHAM, Mass., – February 11, 2013 – ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK) today announced that it has entered into an investment agreement with Steel Partners Holdings L.P. (NYSE: SPLP, “Steel Holdings”), which together with certain affiliates, including Handy & Harman Ltd. (NASDAQ: HNH, “Handy & Harman”) (together, the “Steel Group”), beneficially owns 14.9 percent of ModusLink’s outstanding shares.

Under the terms of the agreement, Steel Holdings would purchase 7.5 million newly issued shares of common stock at a price of $4.00 per share, representing a cash investment in the Company, before fees and expenses, of $30 million. The $4.00 purchase price per share represents a 45 percent premium to the closing market price for ModusLink common stock on Friday, February 8, 2013. In addition, at the closing of the transaction the Company would issue Steel Holdings warrants to acquire 2.0 million shares at an exercise price of $5.00 per share.

In addition, the Steel Group may purchase up to approximately 1.4 million shares of ModusLink’s outstanding common stock, subject to proportionate adjustment. If all stock is purchased and all warrants are exercised as permitted under the agreement, the Steel Group would own approximately 32.6 percent of ModusLink’s outstanding shares. The investment is subject to certain enumerated closing conditions, including shareholder approval of the investment pursuant to Nasdaq Listing Rule 5635(b) and the election of two Steel Group designees to the ModusLink board of directors at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”).

In connection with the investment agreement, ModusLink also announced that it has reached a settlement agreement with Handy & Harman in relation to the Annual Meeting. Under the terms of the settlement agreement, ModusLink has agreed to nominate and solicit proxies solely for the Steel Group representatives Warren G. Lichtenstein and Glen M. Kassan for election at the Annual Meeting as Class I directors. Mr. Lichtenstein is Chairman of the Board of Directors of Handy & Harman and Chairman of the Board and Chief Executive Officer of the general partner of Steel Holdings. Mr. Kassan is Vice Chairman of the Board of Directors of Handy & Harman and Managing Director at Steel Partners LLC. Handy & Harman has agreed to withdraw its preliminary proxy statement and to end its proxy solicitation, and has entered into certain other standstill arrangements with the Company.

Upon consummation of the investment, ModusLink Directors Edward E. Lucente and Joseph M. O’Donnell would step down from the Board, and current Chairman Francis J. Jules and Director and Audit Committee Chairman Michael J. Mardy, whose terms on the Board conclude at the Annual Meeting, would each be reappointed to the Board as Class II directors. In addition, at that time, Mr. Lichtenstein would be designated Chairman of the Board of the Company. The size of the Board would be fixed at seven directors immediately following the Annual Meeting.

ModusLink expects to announce the date and location of the Annual Meeting in connection with the filing of its definitive proxy statement concerning the transaction which will, in addition to seeking the election of the Steel Group representatives and approval of the investment, seek approval of the declassification of the Company’s Board of Directors such that the annual election of all directors would take place beginning at the 2013 annual meeting. The Board is submitting this latter proposal in response to the approval at the 2011 annual meeting of a shareholder proposal urging such change.

“The commitment of new capital from Steel Holdings at a significant premium to the recent price of ModusLink shares is a strong vote of confidence in ModusLink’s future by our largest stockholder,” said Mr. Jules. “The investment also validates the recent strategic changes and improvements the Company has undertaken, and further strengthens the Company’s balance sheet. We are also pleased to reach an agreement where the Company will be nominating Warren Lichtenstein and Glen Kassan, two highly qualified nominees, for election to ModusLink’s board of directors at our upcoming annual meeting. The Board looks forward to the opportunity to work with Warren and Glen to increase stockholder value.”

“We have worked constructively with ModusLink to reach these agreements and are excited by the opportunity to invest further in the Company’s future and to contribute significantly to the creation of value for all ModusLink stockholders,” said Mr. Lichtenstein. “I believe ModusLink has considerable potential for value creation as evidenced by Steel Holdings’ investment. I also believe that Glen and I are well suited to help the Company towards that objective and we look forward to working with the rest of the Board and ModusLink management to that end.”

Complete details of the investment agreement and settlement agreement will be contained in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Goldman, Sachs & Co. is serving as financial advisor and Latham & Watkins LLP is serving as legal counsel to ModusLink. Olshan Frome Wolosky LLP is serving as legal counsel to Steel Holdings and Handy & Harman.

About Warren G. Lichtenstein

Warren G. Lichtenstein has served as the Chairman of the Board and Chief Executive Officer of the general partner of Steel Holdings, a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, and food products and services, since July 15, 2009. He is also the Chairman and Chief Executive Officer of Steel Partners LLC, a subsidiary of Steel Holdings, and has been associated with Steel Partners LLC and its affiliates since 1990. Mr. Lichtenstein has served as Chairman of the Board of Handy & Harman, a diversified global industrial company, since July 2005. He is a Co–Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China. He also co–founded Steel Partners II, L.P., a private investment partnership that is now a wholly–owned subsidiary of Steel Holdings, in 1993. Mr. Lichtenstein has served as a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008. He has served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, since March 2010. From May 2001 to November 2007, Mr. Lichtenstein served as a director (formerly Chairman of the Board) of United Industrial Corporation (“United Industrial”), a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc.

About Glen M. Kassan

Glen M. Kassan is a Managing Director and operating partner of Steel Partners LLC, a global management firm, and has been associated with Steel Partners LLC and its affiliates since August 1999. Mr. Kassan served as the Vice President, Chief Financial Officer and Secretary of a predecessor entity of Steel Holdings from June 2000 to April 2007. Mr. Kassan has served as a director of Handy & Harman since July 2005, as the Vice Chairman of the Board since October 2005 and as Chief Executive Officer from 2005 to 2012. He has served as a director of SLI since January 2002 and its Chairman of the Board since May 2008. He previously served as SLI’s Vice Chairman of the Board from August 2005 to May 2008, its President from February 2002 to August 2005, its interim Chief Executive Officer from June 14, 2010 to June 29, 2010 and its interim Chief Financial Officer from June 14, 2010 to August 30, 2010. He was a director of United Industrial from October 2002 to November 2007.

About ModusLink Global Solutions

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Important Additional Information

ModusLink, its directors and certain of its executive officers and employees are participants in a solicitation of proxies in connection with its 2012 annual meeting of stockholders (the “2012 Annual Meeting”). Important information concerning the identity and interests of these persons is available in ModusLink’s preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2012, as amended on January 7, 2013. ModusLink plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the 2012 Annual Meeting. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and ModusLink’s Annual Report on Form 10-K for the year ended July 31, 2012. To the extent holdings of ModusLink securities have changed since the amounts printed in the preliminary proxy statement for the 2012 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Copies of ModusLink’s preliminary proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at http://www.sec.gov and http://www.ir.moduslink.com. Stockholders should carefully read the proxy statement and the accompanying proxy card when they become available before making any voting decision.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, the consummation and impact of the announced transaction and the Company’s prospects for creating value for stockholders. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the announced transaction is subject to certain enumerated closing conditions and there can be no assurance that such conditions will be met and the transaction will be consummated; the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including the investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the potential tax benefits represented by the net operating loss carryforwards may not be realized and the tax benefit preservation plan may not be effective in preserving those benefits; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

Robert Joyce

781-663-5120

ir@moduslink.com